Exhibit 10.4

Notice of Grant of Stock Options and Option Agreement	Fair Isaac Corporation ID: 94-1499887 901 Marquette Avenue, Suite 3200 Minneapolis, MN 55402

Name Address City State Zip	Option Number: Plan:

Effective                     , you have been granted a Non-Statutory Stock Option to buy             shares of Fair Isaac Corporation (the “Company”) stock at an exercise price of $                    per share.

The total exercise price of the shares granted is $                    .

The option will vest in installments on the dates shown below.

Shares	Vesting Date

The option will expire on                     .

By your signature below, you acknowledge that this option is granted under and governed by the terms and conditions of the Company’s 2012 Long-Term Incentive Plan (the “Plan”) and the Option Agreement, which are attached to and made a part of this document.

Date

Fair Isaac Corporation

Name	Date
Date Time:

Fair Isaac Corporation

2012 Long-Term Incentive Plan

Employee Non-Statutory Stock Option Agreement (International)

Option Terms and Conditions*

1.	Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.	Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified on the cover page to this Agreement, so long as you remain an Employee of the Company or any of its Affiliates. The vesting and exercise schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that schedule.

Vesting and exercisability of this Option will be accelerated during the term of the Option if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting and exercisability will also be accelerated under the circumstances described in Section 13(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 13(b)(3) and 13(c) of the Plan. Vesting and exercisability may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the expiration date specified on the cover page of this Agreement;

(b)	the expiration of any applicable period specified in Section 6(e) of the Plan during which this Option may be exercised after your termination of Service;

(c)	if the Committee has taken action to accelerate exercisability in accordance with Sections 13(b)(3) or 13(c) of the Plan, the expiration of any applicable exercise period specified by the Committee pursuant to such action;

(d)	the date (if any) fixed for cancellation of this Option pursuant to Section 13(b)(2) or 13(d) of the Plan; or

(e)	the expiration of any applicable period specified in any other written agreement you have with the Company providing for accelerated vesting and exercisability.

*	To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan, and as may otherwise be provided by action of the Committee in accordance with Sections 13(b)(3) or 13(c) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate as an Employee, and only if you have continuously provided such Service since the date this Option was granted. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee of the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

5.	Exercise of Option. Subject to Section 4 of this Agreement and to the Company’s policies governing trading in its securities, the vested and exercisable portion of this Option may be exercised through use of the account maintained for you at E*Trade or another automated electronic platform approved by the Company or through delivery to the Company’s Stock Administration office of written notification of exercise that states the number of Shares to be purchased and is signed or otherwise authenticated by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise pursuant to Section 5 of this Agreement, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	your personal check, a cashier’s check or money order payable in U.S dollars;

(b)	to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised to the Company in payment of the purchase price of such Shares;

(c)	by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)	by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares pursuant to option (c) above or by authorizing the Company to retain Shares pursuant to option (d) above is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.

Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other payments that may be required to be withheld as a result of the exercise of this Option. If you wish to satisfy some or all of such withholding obligations by delivering

Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request, which shall be subject to approval by the Company. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding obligations.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and exercise price provided for above, and determines that all conditions to exercise, including the tax withholding provisions of Section 7 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*Trade (or another broker designated by the Company), or by another method provided by the Company. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of any registration or other qualification of such Shares under any state, federal or foreign law, rule or regulation as the Company may determine to be necessary or desirable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a qualified domestic relations order, or (iii) by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933). Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until such Shares have been delivered to you or your permitted transferee pursuant to Section 8 of this Agreement. No adjustments shall be made for dividends or other rights if the applicable record date occurs before such delivery has been effected, except as otherwise described in the Plan.

11.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time subject to local law and the terms of any employment agreement and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.	No Entitlement or Claims for Compensation. In accepting the grant of this Option, you acknowledge the following:

(a) The Plan is established voluntarily by the Company, the grant of options under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

(b) The grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

(c) All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.

(d) You are voluntarily participating in the Plan.

(e) This Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, your employer) and which are outside the scope of your employment contract, if any.

(f) This Option and any Shares acquired under the Plan are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(g) This Option and any Shares subject to the Option are not intended to replace any pension rights or compensation.

(h) In the event that your employer is not the Company, the grant of this Option will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Option will not be interpreted to form an employment contract with your employer or any Affiliate of the Company.

(i) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(j) You shall have no rights, claim or entitlement to compensation or damages as a result of your cessation of Service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from your ceasing to have rights under or be entitled to exercise this Option as a result of such cessation or loss or diminution in value of the Option or any of the Shares purchased through exercise of the Option as a result of such cessation, and you irrevocably release your employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

13.	Data Privacy.

(a) You hereby explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b) You understand that your employer, the Company and its Affiliates, as applicable, hold certain personal information about you regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, including, but not limited to, your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Affiliates, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (the “Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that this country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

15.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

16.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

17.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By accepting this Option in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan document.